HEI Exhibit 10.20(c)

AMERICAN SAVINGS BANK SELECT DEFERRED COMPENSATION PLAN

Amendment No. 3 to January 1, 2009 Restatement

The American Savings Bank Select Deferred Compensation Plan (“SDCP”) is hereby amended by this Amendment No. 3 to the January 1, 2009 Restatement, as follows:

1.     Section 4A.1 is amended in its entirety as follows.

4A.1    SelectMatch Contributions.

(a)
General. Each Participant electing to make Deferral Contributions to the Plan for a Plan Year shall be entitled to receive employer matching contributions which shall be known as “SelectMatch Contributions”. SelectMatch Contributions shall be made to the Participant’s SelectMatch Account as soon as administratively feasible after the end of each calendar quarter in a Plan Year.

(b)
SelectMatch Compensation. For purposes of this Section 4A.1, “SelectMatch Compensation” means “Compensation” as defined under the American Savings Bank 401(k) Plan, modified by the inclusion of Deferral Contributions under this Plan and not limited by the annual limit imposed by Section 401(a)(17) of the Code on compensation which may be taken into account by qualified plans (“401(a)(17) Limit”).

(c)	Amount of SelectMatch Contribution. The amount of a Participant’s SelectMatch Contribution for a calendar quarter shall be equal to the sum of (i) and (ii), where

(i)	is equal to the Participant’s Deferral Contributions for the calendar quarter multiplied by 4% and

(ii)
is equal to the excess, if any, of the Participant’s SelectMatch Compensation for the calendar quarter over the sum of the Participant’s Deferral Contributions for the calendar quarter and one-fourth of the 401(a)(17) Limit for the calendar year, multiplied by 4%.

(d)	Investment Adjustments. SelectMatch Contributions shall be deemed to include Investment Adjustments thereon, which shall be credited to a Participant’s SelectMatch Account.

(e)
Salary Deferral Agreement to Control. Any SelectMatch Contributions made to the Plan for the Participant’s benefit with respect to a Plan Year, together with any Investment Adjustments thereon, shall be subject to the terms of the Participant’s Salary Deferral Agreement for such Plan Year.

2.    Section 2.1(ee) is amended in its entirety as follows.

“Interim Distribution Date” shall mean a date selected by the Participant on which a designated portion of Deferral Contributions attributable to a Plan Year shall be distributed to the Participant in a lump sum payment, provided that an Interim Distribution Date shall be the first day of a Plan Year and may not occur sooner than the fourth anniversary of the first day of the Plan Year with respect to which the Deferral Election is made. An Interim Distribution Date may be selected only at the time that the Participant makes a Deferral Election with respect to a Plan Year and becomes irrevocable when the Deferral Election becomes irrevocable.

3.    Supersession. This Amendment No. 3 shall supersede the provisions of the SDCP, as amended, to the extent that those provisions are inconsistent with this Amendment.

4.    Effective Date. This Amendment No. 3 is effective for Plan Years beginning on or after January 1, 2015.

5.    Except as modified herein, all the terms and provisions of the SDCP, as amended, shall continue in full force and effect.

* * *

IN WITNESS WHEREOF, American Savings Bank has caused this Amendment No. 3 to the January 1, 2009 Restatement of the American Savings Bank Select Deferred Compensation Plan to be executed by its duly authorized officer on December 3, 2014.

AMERICAN SAVINGS BANK

By_/s/ Richard F. Wacker____________________________
Its President and Chief Executive Officer

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